EXHIBIT 99.1

WESTMORELAND RESOURCE PARTNERS, LP	News Release

Westmoreland Resource Partners, LP Reports First Quarter 2017 Distribution

Englewood, CO – April 27, 2017 – Westmoreland Resources GP, LLC, general partner of Westmoreland Resource Partners, LP (NYSE:WMLP) (“WMLP”), declared a cash distribution for all unitholders and warrant holders of $0.1333 per unit for the quarter ended March 31, 2017. Additionally, the Board declared a distribution of Series A Convertible units to be issued in lieu of a $0.1333 cash distribution to holders of Series A Convertible units. The distribution will be paid on May 15, 2017 to all unitholders and warrant holders of record as of the close of business on May 8, 2017.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of WMLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, WMLP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Westmoreland Resource Partners, LP

Westmoreland Resource Partners, LP is a low-cost producer of high-value thermal coal. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For more information about Westmoreland Resource Partners, LP (NYSE: WMLP), please visit www.westmorelandmlp.com. Unitholders may request a hard copy of the Partnership’s Annual Report on Form 10-K free of charge, which is also routinely posted on and accessible at www.westmorelandmlp.com. The Partnership’s most recent Annual Report was filed March 16, 2017.

For further information please contact

Nathan Troup
Interim Chief Financial Officer
Westmoreland Resource Partners, LP
1-720-354-4531
NTroup@westmoreland.com

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